Exhibit 99.1

VMW CONFIDENTIAL DRAFT

VMware Reports Fourth Quarter and Full Year 2009 Results

-	Annual Revenue Growth of 8% to $2.0 Billion with Fourth Quarter Year-over-Year Growth of 18% to $608 Million

-	Annual GAAP Operating Margin of 11%; Non-GAAP Operating Margin of 24%

-	Annual GAAP Operating Cash Flows Growth of 23% to $986 Million; Free Cash Flows Growth of 39% to $840 Million

PALO ALTO, Calif., January 25, 2010 — VMware, Inc. (NYSE: VMW), the global leader in virtualization solutions from the desktop through the datacenter to the cloud, today announced financial results for the fourth quarter and full year 2009:

•	Revenues for the fourth quarter were $608 million, an increase of 18% from the fourth quarter of 2008.

•

GAAP operating income for the fourth quarter was $71 million, a decrease of 30% from the fourth quarter of 2008. Non-GAAP operating income for the fourth quarter was $158 million, an increase of 17% from the fourth quarter of 2008.

•

GAAP net income for the fourth quarter was $56 million, or $0.14 per diluted share, compared to $111 million, or $0.29 per diluted share, for the fourth quarter of 2008. Non-GAAP net income for the quarter was $127 million, or $0.31 per diluted share, compared to $142 million, or $0.36 per diluted share, for the fourth quarter of 2008.

•

GAAP operating cash flows for the fourth quarter were $284 million, an increase of 4% from the fourth quarter of 2008. Free cash flows for the quarter were $259 million, an increase of 45% from the fourth quarter of 2008.

•	Revenues for the full year 2009 were $2.0 billion, an increase of 8% from 2008.

•	GAAP operating income for the full fiscal year 2009 was $219 million, a decrease of 30% from 2008. Non-GAAP operating income for the year 2009 was $484 million, an increase of 3% from 2008.

•

GAAP net income for the full fiscal year 2009 was $197 million, or $0.49 per diluted share, compared to $290 million, or $0.73 per diluted share, for 2008. Non-GAAP net income for the year 2009 was $401 million, or $1.00 per diluted share, compared to $416 million, or $1.05 per diluted share, for 2008.

•	GAAP operating cash flows for the full fiscal year 2009 were $986 million, an increase of 23% and free cash flows for the year were $840 million, an increase of 39%.

•	Cash was more than $2.4 billion and deferred revenue was $1.3 billion as of December 31, 2009. Since the beginning of 2009, cash increased 35% and deferred revenue increased 52%.

U.S. revenues for 2009 grew 5% to $1.04 billion from 2008. International revenues grew 10% to $985 million from 2008.

Services revenues, which include software maintenance and professional services, were $304 million for the fourth quarter, an increase of 52% from the fourth quarter of 2008.

“The quarter’s strong performance, anchored by demand for vSphere, signals that virtualization is a key technology for customers who need to save money today, yet invest in a strategy that is central to the emerging cloud computing model,” said Paul Maritz, president and chief executive officer. “We believe that VMware is well positioned to help take our customers on this evolutionary path forward, and our strategy is to expand our portfolio to better serve our customers who are looking to remove complexity from IT.”

“We are pleased with our solid fourth quarter results driven by pent up customer demand and our successful upgrade promotion to Enterprise Plus,” said Mark Peek, chief financial officer. “While the economy is slowly recovering, we have improved near-term visibility as customers move forward with their IT investments. We are planning first quarter revenues to be in the range of $580 and $600 million, an increase of 23% to 28% from the first quarter 2009. We expect annual 2010 revenue to be in the range of $2.45 and $2.55 billion, an increase of 21 to 26% from 2009.”

Recent Highlights & Strategic Announcements

•

In October 2009, VMware announced positive momentum for vSphere 4, the industry’s leading virtualization platform, including now more than 800,000 customer downloads since its been on the market in late May, and winning the prestigious Wall Street Journal 2009 Technology Innovation Award for software product of the year.

•

In November 2009, VMware announced the availability of VMware View 4, the industry’s only purpose-built desktop virtualization solution, setting a new quality, cost and scale standard for desktop virtualization environments.

•

In November 2009, EMC and Cisco, along with VMware, introduced the Virtual Computing Environment coalition to help customers accelerate pervasive virtualization and a transition to private cloud infrastructures.

•

In January 2010, VMware announced that it had entered into an agreement to acquire Zimbra, a leading vendor of email and collaboration software, from Yahoo! Inc. Zimbra is a ‘cloud era’ core IT solution that will be a building block in an expanding VMware portfolio of solutions that can be offered as a virtual appliance or by a cloud service provider.

VMware plans to host a conference call today to review its fourth quarter and full year 2009 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The Internet will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

About VMware

VMware delivers solutions for business infrastructure virtualization that enable IT organizations to energize businesses of all sizes. With the industry leading virtualization platform – VMware vSphere™ – customers rely on VMware to reduce capital and operating expenses, improve agility, ensure business continuity, strengthen security and go green. With 2009 revenues of $2 billion, more than 170,000 customers and 25,000 partners, VMware is the leader in virtualization which consistently ranks as a top priority among CIOs. VMware is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables entitled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our financial outlook for first quarter and full year 2010, continuing demand for virtualization and its expected role in cloud computing, the expected role of our technology platform in our customers’ evolving IT strategies, the positioning of our company and our products in the IT market, expected expansion of our product portfolio and our visibility into customer demand in a changing economy. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies, (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation, and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; and (xiii) fluctuating currency exchange rates.

These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware disclaims any obligation to update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Nick Fuentes

VMware Global Communications

nfuentes@vmware.com

(650) 427-1104

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$2,486,461	$1,840,812
Accounts receivable, less allowance for doubtful accounts of $2,525 and $1,690	534,196	338,014
Due from EMC, net	26,402	—
Deferred tax asset, current portion	63,360	44,573
Income taxes receivable from EMC	2,967	111,050
Other current assets	69,094	55,639

Total current assets	3,182,480	2,390,088
Property and equipment, net	402,356	418,212
Capitalized software development costs, net and other	169,293	134,553
Deferred tax asset, net of current portion	102,529	68,280
Intangible assets, net	94,557	56,984
Goodwill	1,115,769	771,088

Total assets	$5,066,984	$3,839,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,566	$74,708
Accrued expenses	324,061	211,519
Due to EMC, net	—	33,407
Income taxes payable	10,462	15,761
Deferred revenue, current portion	908,953	544,355

Total current liabilities	1,294,042	879,750
Note payable to EMC	450,000	450,000
Deferred revenue, net of current portion	416,345	325,634
Deferred tax liability	60,300	47,825
Other liabilities	103,346	65,929

Total liabilities	2,324,033	1,769,138
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 102,785 and 90,448 shares	1,028	904
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	2,339,079	1,836,513
Accumulated other comprehensive income	4,563	—
Retained earnings	395,281	229,650

Total stockholders’ equity	2,742,951	2,070,067

Total liabilities and stockholders’ equity	$5,066,984	$3,839,205

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Revenues:
License	$304,206	$314,843	$1,029,442	$1,178,142
Services	303,995	199,760	994,495	702,885

	608,201	514,603	2,023,937	1,881,027
Operating expenses (1):
Cost of license revenues	40,945	22,123	126,686	88,156
Cost of services revenues	66,561	49,827	233,042	215,949
Research and development	136,262	110,506	496,552	429,204
Sales and marketing	229,596	178,605	736,383	654,083
General and administrative	63,680	51,428	211,979	181,110

Operating income	71,157	102,114	219,295	312,525
Investment income	1,054	6,333	8,233	28,301
Interest expense with EMC, net	(966)	(5,095)	(6,958)	(18,316)
Other income (expense), net	(4,008)	(2,728)	2,879	(3,225)

Income before income taxes	67,237	100,624	223,449	319,285
Income tax provision (benefit)	10,828	(10,830)	26,351	29,152

Net income	$56,409	$111,454	$197,098	$290,133

Net income per weighted-average share, basic for Class A and Class B	$0.14	$0.29	$0.50	$0.75

Net income per weighted-average share, diluted for Class A and Class B	$0.14	$0.29	$0.49	$0.73

Weighted-average shares, basic for Class A and Class B	400,708	388,620	394,269	385,068
Weighted-average shares, diluted for Class A and Class B	410,973	389,733	399,776	397,185

(1) Includes stock-based compensation as follows:
Cost of license revenues	$320	$317	$1,293	$1,120
Cost of services revenues	3,933	2,769	14,874	13,485
Research and development	37,183	22,085	121,770	77,992
Sales and marketing	15,702	13,624	58,610	49,762
General and administrative	10,695	8,171	34,909	24,157

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$56,409	$111,454	$197,098	$290,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,756	41,091	198,486	158,628
Stock-based compensation, excluding amounts capitalized	67,833	46,966	231,456	166,516
Excess tax benefits from stock-based compensation	(13,376)	(505)	(26,214)	(85,776)
Gain on acquisition	—	—	(5,859)	—
Other	5,435	6,363	8,675	8,663
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(279,392)	(49,044)	(193,610)	(52,527)
Other assets	(6,257)	(6,260)	(14,181)	(21,910)
Due to/from EMC, net	(49,706)	(2,842)	(64,762)	40,348
Accounts payable	12,699	10,958	(17,886)	3,012
Accrued expenses	90,393	40,499	124,685	22,930
Income taxes receivable from EMC	—	(13,986)	107,927	(111,050)
Income taxes payable	21,509	(1,446)	32,779	26,623
Deferred income taxes, net	(14,281)	1,065	(40,476)	38,908
Deferred revenue	335,669	88,499	447,498	315,633

Net cash provided by operating activities	283,691	272,812	985,616	800,131

Cash flows from investing activities:
Additions to property and equipment	(23,462)	(58,011)	(103,375)	(191,596)
Capitalized software development costs	(15,087)	(37,005)	(68,611)	(90,900)
Purchase of investments	(3,200)	—	(34,665)	(1,750)
Business acquisitions, net of cash acquired	—	(47,917)	(356,278)	(138,569)
Decrease in restricted cash	—	32	549	928

Net cash used in investing activities	(41,749)	(142,901)	(562,380)	(421,887)

Cash flows from financing activities:
Proceeds from issuance of common stock	61,143	22,690	227,666	190,107
Excess tax benefits from stock-based compensation	13,376	505	26,214	85,776
Shares repurchased for tax withholdings on vesting of restricted stock	(6,161)	(3,666)	(31,467)	(44,483)

Net cash provided by financing activities	68,358	19,529	222,413	231,400

Net increase in cash and cash equivalents	310,300	149,440	645,649	609,644
Cash and cash equivalents at beginning of the period	2,176,161	1,691,372	1,840,812	1,231,168

Cash and cash equivalents at end of the period	$2,486,461	$1,840,812	$2,486,461	$1,840,812

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended December 31, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted

Operating expenses:
Cost of license revenues	$40,945	$(320)	$(6)	$(3,262)	—	$(27,604)	—	$9,753
Cost of services revenues	$66,561	(3,933)	(135)	(266)	—	—	—	$62,227
Research and development	$136,262	(37,183)	(626)	(67)	—	18,148	(3,061)	$113,473
Sales and marketing	$229,596	(15,702)	(283)	(390)	—	—	—	$213,221
General and administrative	$63,680	(10,695)	(122)	(124)	(828)	—	—	$51,911

Operating income	$71,157	67,833	1,172	4,109	828	9,456	3,061	$157,616

Income before income taxes	$67,237	67,833	1,172	4,109	828	9,456	3,061	$153,696

Income tax provision	$10,828	9,463	135	1,562	—	4,738	339	$27,065

Quarterly tax rate	16.1%							17.6%

Net income	$56,409	58,370	1,037	2,547	828	4,718	2,722	$126,631

Net income per weighted-average share, basic for Class A and Class B (2)	$0.14	$0.15	$0.00	$0.01	$0.00	$0.01	$0.01	$0.32

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.14	$0.14	$0.00	$0.01	$0.00	$0.01	$0.01	$0.31

(1)	For the fourth quarter of 2009, VMware capitalized $18.1 million (including $3.1 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $27.6 million for the fourth quarter of 2009.
(2)	Calculated based upon 400,708 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 410,973 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended December 31, 2008

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	IPR&D and Intangible Amortization	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted

Operating expenses:
Cost of license revenues	$22,123	$(317)	—	$(3,145)	$(11,456)	—	$7,205
Cost of services revenues	$49,827	(2,769)	(4)	—	—	—	$47,054
Research and development	$110,506	(22,085)	(79)	(6,576)	48,008	(11,003)	$118,771
Sales and marketing	$178,605	(13,624)	(23)	(897)	—	—	$164,061
General and administrative	$51,428	(8,171)	(7)	(657)	—	—	$42,593

Operating income	$102,114	46,966	113	11,275	(36,552)	11,003	$134,919

Income before income taxes	$100,624	46,966	113	11,275	(36,552)	11,003	$133,429

Income tax provision (benefit)	$(10,830)	5,918	39	3,911	(9,171)	1,834	$(8,299)

Quarterly tax rate	-10.8%						-6.2%

Net income	$111,454	41,048	74	7,364	(27,381)	9,169	$141,728

Net income per weighted-average share, basic for Class A and Class B (2)	$0.29	$0.11	$0.00	$0.02	$(0.08)	$0.02	$0.36

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.29	$0.11	$0.00	$0.02	$(0.08)	$0.02	$0.36

(1)	For the fourth quarter of 2008, VMware capitalized $48.0 million (including $11.0 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $11.5 million for the fourth quarter of 2008.
(2)	Calculated based upon 388,620 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 389,733 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Year Ended December 31, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$126,686	$(1,293)	$(17)	$(11,669)	—	$(82,915)	—	$30,792
Cost of services revenues	$233,042	(14,874)	(182)	(266)	—	—	—	$217,720
Research and development	$496,552	(121,770)	(1,684)	(107)	—	83,514	(14,903)	$441,602
Sales and marketing	$736,383	(58,610)	(647)	(1,594)	—	—	—	$675,532
General and administrative	$211,979	(34,909)	(404)	(498)	(1,601)	—	—	$174,567

Operating income	$219,295	231,456	2,934	14,134	1,601	(599)	14,903	$483,724

Other income (expense), net	$2,879	—	—	—	(5,859)	—	—	$(2,980)

Income before income taxes	$223,449	231,456	2,934	14,134	(4,258)	(599)	14,903	$482,019

Income tax provision	$26,351	43,170	669	5,018	—	3,002	2,779	$80,989

Annual tax rate	11.8%							16.8%

Net income	$197,098	188,286	2,265	9,116	(4,258)	(3,601)	12,124	$401,030

Net income per weighted-average share, basic for Class A and Class B (2)	$0.50	$0.48	$0.01	$0.02	$(0.01)	$(0.01)	$0.03	$1.02

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.49	$0.47	$0.01	$0.02	$(0.01)	$(0.01)	$0.03	$1.00

(1)	For the year ended December 31, 2009, VMware capitalized $83.5 million (including $14.9 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $82.9 million for the year ended December 31, 2009.
(2)	Calculated based upon 394,269 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 399,776 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Year Ended December 31, 2008

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	IPR&D and Intangible Amortization	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$88,156	$(1,120)	$(28)	$(11,278)	$(51,641)	—	$24,089
Cost of services revenues	$215,949	(13,485)	(224)	—	—	—	$202,240
Research and development	$429,204	(77,992)	(2,814)	(6,576)	113,649	(22,749)	$432,722
Sales and marketing	$654,083	(49,762)	(1,257)	(3,586)	—	—	$599,478
General and administrative	$181,110	(24,157)	(519)	(2,599)	—	—	$153,835

Operating income	$312,525	166,516	4,842	24,039	(62,008)	22,749	$468,663

Income before income taxes	$319,285	166,516	4,842	24,039	(62,008)	22,749	$475,423

Income tax provision (benefit)	$29,152	33,020	1,284	8,516	(16,668)	4,512	$59,816

Annual tax rate	9.1%						12.6%

Net income	$290,133	133,496	3,558	15,523	(45,340)	18,237	$415,607

Net income per weighted-average share, basic for Class A and Class B (2)	$0.75	$0.35	$0.01	$0.04	$(0.12)	$0.05	$1.08

Net income per weighted-average share, diluted for Class A and Class B (3)	$0.73	$0.34	$0.01	$0.04	$(0.12)	$0.05	$1.05

(1)	For the year ended December 31,2008, VMware capitalized $113.6 million (including $22.7 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $51.6 million for the year ended December 31, 2008.
(2)	Calculated based upon 385,068 basic weighted-average shares for Class A and Class B.
(3)	Calculated based upon 397,185 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008
Revenues:
License	$304,206	$314,843	$1,029,442	$1,178,142
Services:
Software maintenance	246,236	160,491	823,789	555,906
Professional services	57,759	39,269	170,706	146,979

Total services	303,995	199,760	994,495	702,885

	$608,201	$514,603	$2,023,937	$1,881,027

Percentage of revenues:
License	50.0%	61.2%	50.9%	62.6%
Services:
Software maintenance	40.5%	31.2%	40.7%	29.6%
Professional services	9.5%	7.6%	8.4%	7.8%

Total services	50.0%	38.8%	49.1%	37.4%

	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Three Months Ended December 31, 2009 and 2008

(in thousands)

(unaudited)

	For the Three Months Ended December 31,
	2009	2008
GAAP cash flows from operating activities	$283,691	$272,812
Capitalized software development costs	(15,087)	(37,005)
Excess tax benefits from stock-based compensation	13,376	505
Additions to property and equipment	(23,462)	(58,011)

Free cash flows	$258,518	$178,301

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

For the Year Ended December 31, 2009 and 2008

(in thousands)

(unaudited)

	For the Year Ended December 31,
	2009	2008
GAAP cash flows from operating activities	$985,616	$800,131
Capitalized software development costs	(68,611)	(90,900)
Excess tax benefits from stock-based compensation	26,214	85,776
Additions to property and equipment	(103,375)	(191,596)

Free cash flows	$839,844	$603,411

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income and free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items, and the net effect of the amortization and capitalization of software development costs, each as discussed below.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to evaluate VMware’s financial performance and the performance of its individual functional groups, and to evaluate the ability of operations to generate cash and to calculate bonus payments. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

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Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies. In addition, we account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

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Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

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Amortization of intangible assets. VMware does not acquire businesses on a predictable cycle. Additionally, the GAAP presentation of amortization of intangible assets includes the effects of EMC’s acquisition of VMware in January 2004. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets and the write-off of in-process research and development, provides investors and others with a consistent basis for comparison across accounting periods.

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Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Acquisition related items also include the gain on VMware’s initial investment in SpringSource Global, Inc., which was remeasured to fair value immediately before VMware’s acquisition of SpringSource.

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Amortization and capitalization of software development costs. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. If we did not capitalize costs under generally accepted accounting guidance, our GAAP operating cash flows would be lower as a result of additional expense recognized within net income and paid out in cash during the period.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.